EXHIBIT 15
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August 13, 1996



INDEPENDENT ACCOUNTANTS' REPORT ON REVIEW OF INTERIM FINANCIAL INFORMATION


To the Shareholders
Overseas Shipholding Group, Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-44013 and Form S-3 No. 33-50441) of Overseas Shipholding Group, Inc. of our report dated August 7, 1996 relating to the unaudited condensed consolidated interim financial statements of Overseas Shipholding Group, Inc. which are included in its Form 10-Q for the quarter ended June 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                     ERNST & YOUNG LLP









New York, New York